FOR IMMEDIATE RELEASE

For more information, contact              Lora Maurer
                                           Seragen, Inc.
                                           Phone:         508-435-2331

    SERAGEN STOCK TO TRADE ON OTC BULLETIN BOARD
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HOPKINTON, MA--September 10, 1997--Seragen, Inc. announced today that effective as of the close of business on September 9, 1997, the company's common stock will be delisted from the Nasdaq Stock Market. Thereafter, bid and asked quotations for the common stock will be available on the OTC Bulletin Board under the symbol SRGN.

"Our current level of net tangible assets disqualifies us for continued listing on the Nasdaq Stock Market," said Seragen Chairman and CEO, Reed Prior. "Listing requirements are sometimes difficult for biotechnology companies to maintain. In Seragen's case, accounting rules do not allow our intellectual property to be taken into account in determining our net assets, and that has contributed to our difficulty in maintaining compliance with the Nasdaq listing requirements."

"The company is exploring a range of options," Mr. Prior continued. "Our management team remains committed to doing everything possible to maximize shareholder value."

Seragen is a biopharmaceutical company developing a proprietary portfolio of therapeutic products. The company's unique receptor-active fusion proteins consist of a toxin fragment genetically fused to a hormone, or growth factor, that targets specific receptors on the surface of disease-causing cells.

Seragen's current focus is on cancer and dermatology. The company's most advanced product, IL-2 Fusion Protein, is in Phase III clinical trials for cutaneous T-cell lymphoma, in collaboration with Eli Lilly and Company. Seragen is independently conducting clinical trials of the same product for psoriasis. A second product, EGF Fusion Protein, is currently in a Phase I/II clinical trial for non-small cell lung cancer.

Safe Harbor Information

Some of the statements contained in this document are forward-looking, including statements relating directly or by implication to Seragen's products, operations, strategic partnerships, financial condition, and ability to fund its operations. These statements are based on current expectations and involve a number of uncertainties and risks, including (but not limited to) Seragen's ability to proceed with successful development, testing, and licensing of its products and Seragen's ability to enter into additional strategic partnerships and other collaborative arrangements or to raise additional capital on satisfactory terms. For further information, refer to the "Business Outlook" section in Seragen's Form 10-K as filed with the Securities and Exchange Commission. Actual results may differ materially from such expectations.